As filed with the Securities and Exchange Commission on December 29, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MINERVA NEUROSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0784194
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1601 Trapelo Road Suite 286 Waltham, MA 02451	02451
(Address of Principal Executive Offices)	(Zip Code)

New Hire Inducement Stock Option Grant

New Hire Inducement Restricted Stock Unit Grant

(Full titles of the plans)

Remy Luthringer, Ph.D.

Chief Executive Officer

Minerva Neurosciences, Inc.

1601 Trapelo Road

Suite 286

Waltham, MA 02451

(617) 600-7373

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Marc A. Recht

Cooley LLP

500 Boylston Street, 14th Floor

Boston, Massachusetts 02116

(617) 937-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	815,000 shares (2)	$6.05-$6.23	$4,937,750.00	$614.75

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), that become issuable under the new hire inducement stock option grant and new hire inducement restricted stock unit grant by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents shares of the Registrant’s Common Stock reserved for issuance upon the exercise of the new hire inducement stock option award and new hire inducement restricted stock unit award granted outside of the Registrant’s 2013 Equity Incentive Plan, as amended to the Registrant’s President.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based upon (a) $6.05 per share, the exercise price of the new hire inducement stock option award granted by the Registrant to its President as a material inducement to his acceptance of employment with the Registrant in accordance with Rule 5635(c)(4) of the NASDAQ Listing Rules and (b) $6.23, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Market on December 26, 2017, a date three business days prior to the filing of this registration statement. The chart below details the calculations of the registration fee.

Securities	Number of Shares	Offering Price Per Share(3)	Aggregate Offering Price
New Hire Inducement Stock Option Grant	775,000	$6.05 (3)(a)	$4,688,750.00
New Hire Inducement Restricted Stock Unit Award	40,000	$6.23(3)(b)	$249,000.00
Proposed Maximum Aggregate Offering Price			$4,937,750.00
Registration Fee			$614.75

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering (a) 775,000 shares of Common Stock of Minerva Neurosciences, Inc. (the “Registrant”) underlying an inducement award in the form of a stock option award granted to the Registrant’s President on December 11, 2017, with a per share exercise price of $6.05 and (b) 40,000 shares of Common Stock of the Registrant underlying an inducement award in the form of a restricted stock unit award granted to the Registrant’s President on December 11, 2017. The Compensation Committee of the Registrant’s Board of Directors granted the new hire inducement stock option award and new hire inducement restricted stock unit award outside of, but subject to the terms generally consistent with, the Company’s 2013 Equity Incentive Plan, as amended, as a material inducement to acceptance of his employment with the Registrant in accordance with NASDAQ Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to the participant in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INCORPORATION OF DOCUMENTS BY REFERENCE

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference to this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K (File No. 001-36517) for the fiscal year ended December 31, 2016, filed with the Commission on March 13, 2017;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the Commission on May 4, 2017, August 3, 2017 and November 6, 2017, respectively

(c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016; and

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on June 23, 2014 (File No. 001-36517), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation provides for indemnification of the Registrant’s directors to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s bylaws, as amended, provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by law.

The Registrant has entered into indemnification agreements with the Registrant’s directors and officers, whereby the Registrant has agreed to indemnify the Registrant’s directors and officers to the fullest extent permitted by law, including advancement of expenses incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains a directors’ and officers’ liability insurance policy that indemnify the Registrant’s directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Exhibit

4.1(1)	Amended and Restated Certificate of Incorporation of Registrant

4.2(2)	Amended and Restated Bylaws of Registrant

4.3(3)	Specimen Common Stock certificate of Registrant

5.1 *	Opinion of Cooley LLP

23.1 *	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2 *	Consent of Cooley LLP (included in Exhibit 5.1)

24.1 *	Power of Attorney (Included on the Signature Page to this Form S-8).

99.1(4)	Amended and Restated 2013 Equity Incentive Plan

99.2(5)	New Hire Inducement Stock Option Grant by and between Minerva Neurosciences, Inc. and Rick Russell

99.3(6)	New Hire Inducement Restricted Stock Unit Grant by and between Minerva Neurosciences, Inc. and Rick Russell

*	Filed herewith.
(1)	Filed as Exhibit 3.1 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-195169), filed on June 10, 2014 and incorporated herein by reference.
(2)	Filed as Exhibit 3.2 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-195169), filed on June 10, 2014 and incorporated herein by reference.
(3)	Filed as Exhibit 4.1 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-195169), filed on June 10, 2014 and incorporated herein by reference.
(4)	Filed as Exhibit 10.24 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1(File No. 333-195169), filed on June 10, 2014 and incorporated herein by reference.
(5)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2017 and incorporated herein by reference.
(6)	Filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2017 and incorporated herein by reference.

ITEM 9.	UNDERTAKINGS

1.	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a) (i) and (a) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 29th day of December, 2017.

MINERVA NEUROSCIENCES, INC.

By:	/s/ Remy Luthringer, Ph.D.
Remy Luthringer
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, the undersigned hereby constitute and appoint Remy Luthringer, Ph.D. and Geoff Race, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Remy Luthringer, Ph.D. Remy Luthringer, Ph.D.	Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	December 29, 2017

/s/ Geoffrey Race Geoffrey Race	Chief Financial Officer (Principal Financial Officer)	December 29, 2017

/s/ Frederick Ahlholm Frederick Ahlholm	Chief Accounting Officer (Principal Accounting Officer)	December 29, 2017

/s/ Marc D. Beer Marc D. Beer	Chairman of the Board of Directors	December 29, 2017

/s/ William F. Doyle William F. Doyle	Member of the Board of Directors	December 29, 2017

/s/ Hans Peter Hasler Hans Peter Hasler	Member of the Board of Directors	December 29, 2017

/s/ Jan van Heek Jan van Heek	Member of the Board of Directors	December 29, 2017

/s/ David Kupfer, M.D. David Kupfer, M.D.	Member of the Board of Directors	December 29, 2017

/s/ Fouzia Laghrissi-Thode Fouzia Laghrissi-Thode	Member of the Board of Directors	December 29, 2017